CERTIFICATE OF INCORPORATION
                                       OF
                            92099 HOLDING CORPORATION

FIRST:    The name of the Corporation is 92099 HOLDING CORPORATION

SECOND: The address of its registered office in Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

          The name of its registered agent at such address is Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful activity or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is 1,000 shares of common stock, without par value.

FIFTH: The name and address of the incorporator is Laurel J. Langford, 700-625 Howe Street, Vancouver, British Columbia, Canada.

SIXTH: In addition to the powers conferred under the General Corporation Law, the board of directors shall have power to adopt, amend, or repeal the by-laws of the corporation.

SEVENTH: Subject to any contrary provision of the General Corporation Law, the books of the corporation may be kept at such place or places, within or without the State of Delaware, as may be designated from time to time by the board of directors or in the by-laws of the corporation.

EIGHTH: The election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

TENTH: No director shall have any personal liability to the corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not is good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. This Article shall not eliminate or limit the liability of such director for any act or omission occurring prior to the date when this Article becomes effective.

I, the Undersigned, being the Incorporator hereinbefore named, do make this Certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware; and intending that this be an acknowledgment within the meaning of Section 103 of the General Corporation Law, have executed this document on March 13, 1992.


/s/ Laurel J. Langford
--------------------------------------------
Laurel J. Langford, Incorporator


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